EXHIBIT 10.13

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) made and entered into as of May 26, 2026 (“Effective Date”) by and between Radian Group Inc., a corporation organized and existing under the laws of the state of Delaware (the “Company”), and [name of exec officer] (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that an agreement providing severance benefits in the event of certain terminations of employment is important for recruiting, motivating, and retaining executives in the competitive and consolidating industries in which the Company participates; and

WHEREAS, as a material inducement to the Company’s willingness to enter into this Agreement, the Executive has agreed to execute the Restrictive Covenants Agreement attached hereto as Exhibit A (the “Restrictive Covenants Agreement”), and the Company’s entry into this Agreement is expressly conditioned upon such execution.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

1. Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and shall end on December 31, 2026 or, if earlier, the Executive’s Termination Date (as defined below). On December 31, 2026, and each December 31st thereafter, the Term shall be extended for one (1) additional year unless the Company gives the Executive at least forty-five (45) days prior written notice that the Term will not be extended, or the Executive shall have incurred a Termination of Employment (as defined below) before such date. A notice by the Company not to extend the Term shall not, in and of itself, be considered a Termination of Employment or a Good Reason event (as defined below) for purposes of this Agreement.

2. Definitions. When used in this Agreement, the following terms shall have the specific meanings shown in this Section unless the context of any provision of this Agreement clearly requires otherwise:

(a) “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(b) “Cause” shall mean (i) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation, or moral turpitude (excluding traffic offenses other than traffic offenses involving the use of alcohol or illegal substances), (ii) fraud, dishonesty, theft, or misappropriation of funds in connection with the Executive’s duties with the Company and its subsidiaries, (iii) material violation of the Company’s Code of Conduct or written employment policies, as in effect from time to time, (iv) gross negligence or willful misconduct in the performance of the Executive’s duties with the Company and its subsidiaries, or (v) a breach of any written confidentiality, nonsolicitation, or noncompetition covenant with the Company or an Affiliate, in each case as determined in the sole discretion of the Company.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Disability” shall mean a long-term disability under the applicable long-term disability plan of the Company.

(e) “Good Reason” shall mean the occurrence of one or more of the following events without the Executive’s consent:

(i) any material diminution by the Company of the authority, duties or responsibilities of the Executive;

(ii) any material reduction in the Executive’s base salary, which, for purposes of this Agreement, means a reduction in base salary of ten (10) percent or more that does not apply generally to all similarly situated officers of the Company;

(iii) any action or inaction that constitutes a material breach by the Company of this Agreement, including without limitation, any failure of the Company to obtain an agreement from any successor of the Company to perform this Agreement in accordance with Section 13 hereof; or

(iv) any permanent relocation of the Executive’s principal place of business to any office or location which is located more than seventy-five (75) miles from the location where the Executive is based immediately prior to the change in location, except that a requirement to comply with policies of the Company regarding office presence shall not constitute a Good Reason.

The Executive must provide a written Notice of Termination (as defined below) with respect to a termination for Good Reason to the Company within ninety (90) days after the event constituting Good Reason has occurred. The Company shall have a period of thirty (30) days in which it may correct the act, or the failure to act, that gave rise to the Good Reason event as set forth in the Executive’s Notice of Termination. If the Company does not correct the act, or the failure to act, the Executive must terminate employment for Good Reason within thirty (30) days after the end of the cure period, in order for the termination to be considered a Good Reason termination. Notwithstanding the foregoing, in no event will the Executive have Good Reason for termination if an event described in (i) occurs in connection with the Executive’s inability to perform the Executive’s duties on account of illness or short-term or long-term disability.

(f) “Person” shall mean any individual, firm, corporation, partnership or other entity.

(g) “Qualifying Termination” shall mean a Termination of Employment that is either:

(i) initiated by the Company for any reason other than the Executive’s Disability or for Cause; or

(ii) initiated by the Executive for Good Reason.

(h) “Separation Agreement” shall mean a written separation agreement that includes a release of claims as described in Section 4(d).

(i) “Termination Date” shall mean the date on which the Executive’s employment with the Company terminates.

(j) “Termination of Employment” shall mean the termination of the Executive’s employment relationship with the Company.

3. Notice of Termination. Any Qualifying Termination shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 14 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) briefly summarizes the facts and circumstances deemed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) specifies the Termination Date. Any Notice of Termination by the Executive with respect to a Good Reason termination must specify a Termination Date that is consistent with the notice and cure provisions of Section 2(e). Any other Notice of Termination by the Executive shall specify a Termination Date not less than thirty (30) days after the date of the Notice of Termination, unless the Company agrees to an earlier Termination Date.

4. Benefits Upon Certain Terminations.

(a) If the Executive fails to execute a Separation Agreement within the timeframe set forth therein, or revokes the Separation Agreement following execution, upon a Qualifying Termination, the Executive shall receive only any accrued but unpaid salary through the Termination Date and any benefits accrued and due under any applicable benefit plans and programs of the Company. No other payments or benefits shall be due under this Agreement to the Executive.

(b) In the event of the Executive’s Qualifying Termination, if the Executive executes a Separation Agreement within the timeframe set forth therein, and does not revoke the Separation Agreement following execution, the Executive shall be entitled to receive the following severance benefits:

(i) The Company shall pay to the Executive an amount in cash equal to one and one-half (1.5) times the Executive’s annual base salary as in effect at the Termination Date. This severance amount will be paid in equal installments in accordance with the Company’s normal payroll practices over the eighteen (18) month period following the Termination Date (the “Severance Period”) to correspond to the amount paid. The first payment will be made on the first payroll date after the thirtieth (30th) day following the Termination Date, and the first payment will include the installments for the period between the Termination Date and the date of the first payment.

(ii) The Company shall pay to the Executive a cash payment equal to one and one-half (1.5) times the Executive’s target incentive award under the Radian Group Inc. Short-Term Incentive Plan for Employees, or any successor plan (“STI Program”) for the year in which the Termination Date occurs. The payment shall be made in a lump sum payment on the first payroll date after the thirtieth (30th) day following the Termination Date.

(iii) The Company shall pay to the Executive a cash payment equal to the Executive’s prorated target incentive award under the STI Program for the year in which the Termination Date occurs. The prorated amount will be an amount in cash equal to the Executive’s target incentive award under the STI Program for the year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days that the Executive was employed by the Company during the year of termination and the denominator of which is three hundred and sixty five (365). The payment shall be made in a lump sum payment on the first payroll date after the thirtieth (30th) day following the Termination Date. The payment under this Section 4(b)(iii) shall not affect the Executive’s right to any prior year’s bonus that may be payable under the STI Program in accordance with the terms of the STI Program and has not yet been paid as of the Termination Date.

(iv) For the period beginning on the Termination Date and ending on the earlier of (A) the date on which the Executive first becomes covered by any other “group health plan,” as described in section 4980B(g)(2) of the Code, or (B) the last day of the Severance Period (the “Coverage Period”), the Executive may elect continued health coverage under the Company’s health plan in which the Executive (and the Executive’s spouse and eligible dependents) participated at the Termination Date, as in effect from time to time, provided that the Executive shall be responsible for paying the full monthly cost of such coverage. The monthly cost of such coverage shall be the premium determined for purposes of continued coverage under section 4980B(f)(4) of the Code (“COBRA Premium”) in effect from time to time. During the Coverage Period, the Company shall reimburse the Executive for the COBRA Premium that the Executive pays for continued health coverage under the Company’s health plan, less the premium charge that is paid by the Company’s active employees for such coverage as in effect on the Termination Date. Such amounts shall be payable monthly over the Coverage Period and shall commence on the first payroll date after the thirtieth (30th) day following the Executive’s Termination Date. The Company shall reimburse the Executive for COBRA Premiums pursuant to this Section 4(b)(iv) only for the portion of the Coverage Period during which the Executive continues coverage under the Company’s health plan. The Executive agrees to promptly notify the Company of the Executive’s coverage under an alternate health arrangement upon becoming covered by such alternative arrangement. The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the Coverage Period.

(v) The Executive shall be eligible for executive outplacement services, for up to twelve (12) months after the Termination Date, not to exceed a maximum of twenty thousand dollars ($20,000) in cost. The Company will pay the cost of these services directly to the outplacement provider.

(c) In the event of the Executive’s Termination of Employment initiated by the Company for any reason other than the Executive’s Disability or for Cause, if the Executive executes a Separation Agreement within the timeframe set forth therein, and does not revoke the Separation Agreement following execution, in addition to the foregoing severance benefits set forth in Section 4(b) above and notwithstanding the vesting terms set forth in the applicable grant agreements:

(i) all of the Executive’s then outstanding time-based restricted stock units will become fully vested without proration on the date of such Termination of Employment and the Executive shall receive payment of the vested restricted stock units in accordance with the provisions of the applicable grant agreement related to a termination of the Executive’s employment by the Company without Cause;

(ii) all of the Executive’s then outstanding performance-based restricted stock units will remain outstanding without proration and will remain eligible to vest based on attainment of the applicable performance goals through the end of the applicable performance period, and the Executive shall receive payment of the vested performance-based restricted stock units in accordance with the provisions of the applicable grant agreement.

Except as provided above in this Section 4(c), all other terms and conditions of the Executive’s outstanding time-based and performance-based restricted stock units, including without limitation the applicable payment terms, will continue to apply. For the avoidance of doubt, the foregoing vesting treatment in this Section 4(c) does not apply upon the Executive’s Termination of Employment due to death.

(d) All payments and benefits described in Sections 4(b) and 4(c) shall be conditioned on the Executive’s timely execution and non-revocation of a written Separation Agreement that contains a release of any and all claims against the Company, its subsidiaries and all related parties (other than claims based upon any entitlements under the terms of this Agreement or accrued benefits under any plans or programs of the Company under which the Executive has accrued and is due a benefit), substantially in the form attached as Exhibit B.

(e) Upon any Termination of Employment, the Company shall pay any accrued but unpaid salary through the Termination Date and any benefits accrued and due under any applicable benefit plans and programs of the Company.

5. Enforcement. If the Company fails to perform under this Agreement, the Company shall pay the Executive on demand the amount necessary to reimburse the Executive in full for all expenses (including attorney’s fees and legal expenses) incurred by the Executive in enforcing the obligations of the Company under this Agreement, but only with respect to claims as to which the Executive prevails in material respects.

6. No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. Except as provided in Section 4(b)(iv), the amount of any payment or benefit provided for herein shall not be reduced by any compensation earned by other employment or otherwise.

7. Non-Exclusivity of Rights; Other Severance Plans. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its Subsidiaries or Affiliates and for which the Executive may qualify; provided, however, that with respect to a Qualifying Termination, the Executive hereby waives the Executive’s right to receive any payments under any severance pay plan or program applicable to other employees of the

Company or its Affiliates, and agrees to accept the payments provided in Section 4 hereof, in lieu of any other severance pay plan or program.

8. No Set-Off. Except as provided in Section 9 below, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

9. Restrictive Covenants.

(a) The Executive acknowledges that execution of the Restrictive Covenants Agreement is a condition precedent to this Agreement. Subject to Section 9(c), the Executive agrees to comply with the terms of the Restrictive Covenants Agreement, the non-disparagement covenant in subsection (b) below, and all other written restrictive covenants and agreements with the Company, including restrictive covenants under equity grants, if any, and all confidentiality and other obligations with respect to the Company under the Company’s Code of Conduct and Ethics, including without limitation non-competition, non-solicitation, confidentiality and insider trading restrictions (collectively, the “Restrictive Covenants”). The Executive expressly acknowledges that continuing to comply with the terms of the Restrictive Covenants is a material term of this Agreement. The Executive further acknowledges that in the event that the Executive violates any of the Restrictive Covenants, the Executive shall forfeit any unpaid amounts described in Sections 4(b) and 4(c) and shall return to the Company any amounts previously paid under Sections 4(b) and 4(c), and the Company shall have no further obligation to the Executive.

(b) Subject to Section 9(c), the Executive covenants and agrees that the Executive will not willfully or knowingly, in any way, disparage the Company or any of its Affiliates, its principals, shareholders, officers, directors, employees or agents in any way relating to the Company or any of its Affiliates, including, but not limited to, its name, business reputation or business practices. The Company agrees that upon the Executive’s termination of employment, it will direct its senior executives and members of the Board not to willfully or knowingly disparage the Executive in any way. Notwithstanding the foregoing, nothing in this Section 9(b) shall prevent any person from (i) responding publicly by a truthful statement to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement, or (ii) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (y) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information. Despite the foregoing and notwithstanding Section 9(c), the Executive is not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information that the Executive came to learn during the course of the Executive’s employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine, and/or other applicable legal privileges. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

(c) Nothing in this Agreement or in the Restrictive Covenants prohibits or restricts the Executive from initiating communications directly with, or responding to any inquiry from, or providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a governmental, law enforcement, or regulatory authority, including without limitation, the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, the Department of Labor, the National Labor Relations Board, any other self-regulatory organization or any other governmental, law enforcement, or regulatory authority or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive is not required to advise or seek permission from the Company before engaging in any such activity. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

10. Taxes. All payments under this Agreement shall be subject to applicable tax withholding.

11. Reduction of Payment Amount.

(a) Notwithstanding any other provisions of this Agreement to the contrary, in the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the Company shall reduce (but not below zero) the aggregate present value of the Payments under the Agreement to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide the Executive with a greater net after-tax amount than would be the case if no reduction was made. The Payments shall be reduced as described in the preceding sentence only if (i) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income and payroll taxes on the reduced Payments), is greater than or equal to (ii) the net amount of the Payments without such reduction (but after subtracting the net amount of federal, state and local income and payroll taxes on the Payments and the amount of Excise Tax (as defined below) to which the Executive would be subject with respect to the unreduced Payments). Only amounts payable under this Agreement shall be reduced pursuant to this subsection (a). The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b) All determinations to be made under this Section 11 shall be made by an independent registered public accounting firm or consulting firm selected by the Company immediately prior to a change in control, which shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10) days of the change in control. Any such determination by such firm shall be binding upon the Company and the Executive. All of the fees and expenses of the accounting or consulting firm in performing the determinations referred to in this Section shall be borne solely by the Company.

12. Death. In the event the Executive dies after a Qualifying Termination occurs, (a) any payments due to the Executive under this Agreement and not paid prior to the Executive’s death shall be made to the personal representative of the Executive’s estate and (b) the Executive’s spouse and dependents then covered under the health plan described in Section 4(b)(iv) shall be eligible for continued coverage in accordance with Section 4(b)(iv).

13. Successors. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive hereunder shall not be assignable in whole or in part by the Executive or the Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement. As used in this Agreement, the Company shall mean the Company as hereinbefore defined and any successor or successors to its business or assets, jointly and severally.

14. Notice. All notices and other communications required or permitted hereunder or necessary or convenient herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, or by electronic delivery, delivery receipt requested, as follows:

If to the Company, to:

Radian Group Inc.

550 E. Swedesford Road, Suite 350

Wayne, PA 19087

Attention: General Counsel

If to the Executive, to the most recent address for the Executive in the Company’s payroll records, or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 14. Any such notice shall be deemed delivered and effective when received in the case of personal or electronic delivery; five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail; or on the next business day in the case of an overnight express courier service.

15. Cooperation. Except as expressly permitted or required by this Agreement or by law and as set forth in Section 9(c) above, the Executive agrees that, after termination of employment and upon the Company’s reasonable notice to the Executive, the Executive shall fully cooperate with the Company in investigating, defending, prosecuting, litigating, filing, initiating or asserting any actual or potential claims or investigations that may be made by or against the Company to the extent that such claims or investigations may relate to any matter in which the Executive was involved (or alleged to have been involved) while employed with the Company or of which the Executive has knowledge by virtue of the Executive’s employment with the Company. Upon submission of appropriate documentation, the Executive shall be reimbursed for reasonable and pre-approved out-of-pocket expenses incurred in rendering such cooperation.

16. Amendment. This Agreement cannot be changed, modified, extended or terminated except upon written amendment executed by the Executive and the Company.

17. No Employment Rights. Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company.

18. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

19. Survival. The respective rights and obligations of the parties hereunder shall survive the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

20. Remedies Cumulative; No Waiver. No right conferred upon the Executive by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Executive in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, except as provided in Section 2(e) with respect to Good Reason.

21. Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Company from time to time.

22. Entire Agreement. This Agreement is the entire agreement between the Executive and the Company and its Affiliates regarding the subject matter hereof. By entering into this Agreement, the parties agree that any and all prior agreements or understandings with respect to the subject matter hereof are superseded, except the Restrictive Covenants Agreement.

23. Indemnification. As to any matter occurring or arising during the Executive’s employment with the Company or its Affiliates, the Company hereby covenants and agrees to indemnify the Executive and hold the Executive harmless fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, reasonable expenses (including reasonable attorney’s fees), losses and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations as an employee, officer or director of the Company or any of its Affiliates to the extent provided by the bylaws of the Company and its Affiliates; provided, however, that this indemnity shall not apply with respect to any breach by the Executive of the terms of this Agreement.

24. Section 409A.

(a) The Agreement is intended to comply with the requirements of section 409A of the Code and the regulations thereunder or an exemption from section 409A, and shall in all respects be administered in accordance with section 409A. Notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a section 409A “separation from service.” For purposes of section 409A of the Code, the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly designate the calendar year of payment. In no event shall the timing of the Executive’s execution of the Separation Agreement, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment of any amount under this Agreement is subject to section 409A and could be made in more than one taxable year, based on timing of the execution of the Separation Agreement, payment shall be made in the later taxable year. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code.

(b) Notwithstanding anything in the Agreement to the contrary, if required by section 409A of the Code, any amount that is considered “deferred compensation” under this Agreement and that is required to be postponed for a period of six (6) months after separation from service pursuant to section 409A shall be postponed as required by section 409A. The accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A, shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

25. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

26. Governing Law. The validity, construction, interpretation, and effect of this Agreement shall exclusively be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Pennsylvania excluding any conflicts or choice of law rule or principle. In addition, the Agreement shall be subject to any required approvals by any governmental or regulatory agencies. Without limiting the foregoing, notwithstanding anything in the Agreement to the contrary, the Agreement shall be subject to all applicable laws, including any laws, regulations, restrictions or governmental guidance that becomes applicable in the event of the Company’s participation in any governmental programs, and the Board reserves the right to modify this Agreement as necessary to conform to any restrictions imposed by any such laws, regulations, restrictions or governmental guidance or to conform to any applicable clawback or recoupment policies and other policies that may be implemented by the Board from time to time.

As a condition of the Agreement, the Executive agrees to any such modifications that may be imposed by the Board, and the Executive agrees to sign such waivers or acknowledgments as the Board may deem necessary or appropriate with respect to such modifications.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

RADIAN GROUP INC.

By: Date: , 2026
Print Name: Mary C. Dickerson

Title: Sr. EVP, Chief People and Operating Officer

EXECUTIVE

By: Date: , 2026
[executive officer]

EXHIBIT 10.13

EXHIBIT B

FORM OF SEPARATION AGREEMENT

1. In further consideration of the compensation and benefits provided to Stephen M. Keleher (the “Executive”) pursuant to the Severance Agreement between Executive and Radian Group Inc. entered into as of May 26, 2026 (the “Agreement”), the Executive hereby agrees, subject to and without waiving any rights identified in Section 9(c) of the Agreement, to the maximum extent permitted by law, to irrevocably and unconditionally RELEASE AND FOREVER DISCHARGE the Radian Group Inc. and its subsidiaries (together, the “Company”) and each of its and their past or present parents, subsidiaries and affiliates, their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company and of the Company’s past or present parents, subsidiaries or affiliates, and the past or present trustees, administrators, agents or employees of all such pension and employee benefit plans (hereinafter collectively included within the term the “Released Parties”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, whether known or unknown, which the Executive ever had, now has, or may have, or which the Executive’s heirs, executors or administrators may have against the Released Parties, by reason of any matter, cause or thing whatsoever from the beginning of the Executive’s employment with the Company to and including the date on which the Executive executes this Separation Agreement (“Separation Agreement”), and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Executive’s employment relationship and/or the termination of the Executive’s employment relationship with the Company and its affiliates, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted, which includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act of 1993, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act (“OWBPA”), the Pennsylvania Human Relations Act, including age and sexual harassment claims, the Pennsylvania Equal Pay Law, the Pennsylvania Whistleblower Law, if applicable, the Pennsylvania Pregnancy Guidelines of the Human Relations Commission, if applicable, the Pennsylvania Wage Payment Collection Act, the Pennsylvania Minimum Wage Law, except as prohibited by law, the Pennsylvania Medical Marijuana Act, including any and all amendments to the foregoing, and any other federal, state or local statutes or common law under which the Executive can waive the Executive’s rights, any contracts between the Released Parties and the Executive, and all claims for counsel fees and costs.1 The Executive acknowledges that the Executive has not made any claims or allegations related to sexual harassment or sexual abuse and none of the payments set forth in the Agreement are related to sexual harassment or sexual abuse.

2. In waiving and releasing any and all claims against the Released Parties, whether or not now known to the Executive, the Executive understands that this means that if the Executive

1 To be updated for applicable state law as of the Termination Date.

later discovers facts different from or in addition to those facts currently known by the Executive, or believed by the Executive to be true, the waivers and releases contained herein will remain effective in all respects, despite such different or additional facts and the Executive’s later discovery of such facts, even if the Executive would not have agreed to the terms of this Separation Agreement if the Executive had prior knowledge of such facts.

3. Notwithstanding anything in this Separation Agreement to the contrary, the Executive does not waive (i) any entitlements under the terms of the Agreement, (ii) the Executive’s existing right to receive vested accrued benefits under any plans or programs of the Company under which the Executive has accrued benefits (other than under any Company separation or severance plan or programs), (iii) any claims that, by law, may not be waived, (iv) any medical claim or any judgment or monetary awards or settlements that may arise related to medical benefits under the group health plan sponsored by the Company, (v) any right to indemnification under the bylaws of the Company, or under any directors and officers insurance policy, with respect to the Executive’s performance of duties as an employee or officer of the Company, (vi) any rights or claims that may arise after the date the Executive executes this Separation Agreement, and (vii) any claim or right the Executive may have under COBRA, for unemployment insurance benefits, workers’ compensation benefits, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law.

4. Nothing in this Separation Agreement shall prohibit or restrict the Executive from initiating communications directly with, filing any charge of complaint with, cooperating with, providing confidential information to, or responding to any inquiry from, reporting possible violations of law or regulation to, assisting in an investigation by, or providing testimony before, the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, the Department of Labor, the National Labor Relations Board, any other self-regulatory organization or any other governmental, law enforcement, or regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive is not required to advise or seek permission from the Company before engaging in any such activity. Further, nothing in this Separation Agreement shall prohibit any person from making truthful statements when required by law or order of a court or other body having jurisdiction or in conjunction with legal proceedings. Despite the foregoing, the Executive is not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information that the Executive came to learn during the course of the Executive’s employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine, and/or other applicable legal privileges. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. The Executive hereby waives the Executive’s right to receive any individual monetary relief from the Company or any other Released Parties resulting from such claims, regardless of whether the Executive or another party has filed them, and in the event the Executive obtains such monetary relief, the Company will be entitled to an offset for the payments made pursuant to Section 4(b) of the Agreement, except where such limitations are prohibited as a matter of law (e.g., under the Sarbanes-Oxley Act of 2002, 18 U.S.C.A. § 1514A). However, this Separation Agreement does not impact the Executive’s ability to receive and retain an award from a government administered whistleblower award program for providing information directly to a government agency. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

5. The Executive agrees to comply with the restrictive covenants and agreements set forth in Section 9 of the Agreement, and all other written restrictive covenants agreements with the Company, including the Executive’s Restrictive Covenants Agreement, dated May 26, 2026, restrictive covenants under equity grants and all confidentiality and other obligations with respect to the Company under the Company’s current Code of Conduct and Ethics, including without limitation non-competition, non-solicitation, confidentiality and insider trading restrictions (collectively, the “Restrictive Covenants”), all of which are incorporated herein by reference. The Executive expressly acknowledges that continuing to comply with the terms of the Restrictive Covenants is a material term of this Separation Agreement. The Executive further acknowledges that in the event that the Company has reason to believe that the Executive has violated any of the Restrictive Covenants, the Executive shall forfeit any unpaid severance amounts and shall return to the Company any severance amounts previously paid, and the Company shall have no further obligation to the Executive.

6. The Executive warrants that the Executive has returned all Company property to the Company, and the Executive has not retained any property of the Company. To the extent that the Executive made use of the Executive’s own personal computing devices (e.g., cell phone, tablet, laptop, thumbdrive, etc.) during employment with the Company, the Executive will deliver such personal computing devices to the Company for review and will permit the Company to delete all Company property and information from such personal computing devices, and/or permit the Company to remotely delete all Company property and information from such personal computing devices.

7. Except as expressly permitted or required by this Separation Agreement or by law and as set forth in Section 4 above, the Executive agrees that, upon the Company’s reasonable notice to the Executive, the Executive shall fully cooperate with the Company in investigating, defending, prosecuting, litigating, filing, initiating or asserting any actual or potential claims or investigations that may be made by or against the Company to the extent that such claims or investigations may relate to any matter in which the Executive was involved (or alleged to have been involved) while employed with the Company or of which the Executive has knowledge by virtue of the Executive’s employment with the Company. Upon submission of appropriate documentation, the Executive hall be reimbursed for reasonable and pre-approved out-of-pocket expenses incurred in rendering such cooperation.

8. Effective on the Executive’s termination date, the Executive shall cease to be a participant in the benefit plans of the Company, except that the Executive’s coverage under the applicable Company health plan shall continue until the end of the calendar month in which the termination date occurs and the Executive may thereafter elect continued health coverage under COBRA, subject to the terms of the health plan and subject to the Executive paying the applicable premiums. The Executive acknowledges that, upon receiving the severance payments and benefits provided for in Section 4 of the Agreement and the first sentence of this Section 8, the Executive has received all benefits and amounts due from the Company related to the Executive’s employment with the Company, including all wages, overtime, bonuses, commissions, incentives, sick pay, personal leave and vacation pay to which the Executive is entitled and that no other amounts are due to the Executive other than as set forth in the Agreement. The Executive also acknowledges that the Executive was provided any leaves to which the Executive was entitled in connection with the Executive’s employment with the Company. Notwithstanding the foregoing, nothing in this Separation Agreement is a waiver, modification or forfeiture of any vested accrued benefit that the Executive may have under the Company’s benefit plans.

9. It is expressly understood and agreed that this Separation Agreement, and any acts undertaken hereunder, shall not be construed as an admission of liability or wrongdoing on the part of the Company under any law, statute, regulation or ordinance.

10. This Agreement and all matters arising out of, or relating to, this Separation Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to conflict-of-law principles. Notwithstanding the foregoing, and for the avoidance of any doubt, if a Company benefit plan or other employment-related agreement provides in writing that it shall be governed by the laws of another state, then all matters arising out of, or relating to, such benefit plan or other employment-related agreement shall be governed by, and construed in accordance with, the laws of the state designated in such benefit plan or other employment-related agreement.

11. Any action arising out of, or relating to, any of the provisions of this Separation Agreement shall be brought and prosecuted only in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Delaware County, Pennsylvania, and the jurisdiction of such court in any such proceeding shall be exclusive. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

12. If any provision of this Separation Agreement is construed to be invalid, unlawful or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto, except that, in the event the release in Section 1 of this Separation Agreement is held to be unlawful, invalid or unenforceable, any severance payments made pursuant to this Separation Agreement shall be returned to the Company and no further consideration shall be due. If any covenant or agreement is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

13. The parties agree that this Separation Agreement may not be altered, amended or modified, in any respect, except by a writing duly signed by both parties.

14. The parties understand that no promise, inducement or other agreement not expressly contained herein has been made conferring any benefit upon them, that this Separation Agreement contains the entire agreement between the parties with respect to the subject matter hereof, including any agreements incorporated by reference herein and exhibits attached hereto, and that the terms of this Separation Agreement are contractual and not recitals only. For the avoidance of doubt, the Executive agrees that the Executive shall remain subject to all Restrictive Covenants, and such Restrictive Covenants will continue in effect according to their terms.

15. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption, and the provisions of this Section shall apply notwithstanding any provisions of this Separation Agreement to the contrary. Severance benefits under this Separation Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. All payments to be made upon a termination of employment under this Separation Agreement may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, the right to a series of installment payments under this Separation Agreement shall be treated as a right to a series of separate payments and each payment shall be treated as a separate payment. With respect to any payments that are subject to Section 409A of the Code, in no event shall the Executive, directly or indirectly, designate the calendar year of a payment. With respect to any payments that are subject to Section 409A of the Code, in no event shall the timing of the Executive’s execution of this Separation Agreement, directly or indirectly, result in the Executive designating the calendar year of payment of any severance amount, and if a payment of any severance amount is subject to Section 409A of the Code and could be made in more than one taxable year, based on timing of the execution of this Separation Agreement, payment shall be made in the later taxable year. Any reimbursements and in-kind benefits provided under this Separation Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. The Company makes no representations with respect to Section 409A of the Code, and the Company shall have no liability with respect to taxation under Section 409A of the Code.

16. The Executive acknowledges that, upon receiving the payments and benefits provided for in Section 4 of the Agreement, the Executive has received all benefits and amounts due from the Company related to the Executive’s employment with the Company, including all wages, overtime, bonuses, commissions, incentives, sick pay, personal leave and vacation pay to which the Executive is entitled and that no other amounts are due to the Executive other than as set forth in the Agreement. The Executive also acknowledges that the Executive was provided any leaves to which the Executive was entitled in connection with the Executive’s employment with the Company. Notwithstanding the foregoing, nothing in this Separation Agreement is a waiver, modification or forfeiture of any vested accrued benefit that the Executive may have under the Company’s benefit plans.

17. The Executive hereby acknowledges that:

(a) The Company advises the Executive to consult with an attorney before signing this Separation Agreement;

(b) The Executive has obtained independent legal advice from an attorney of the Executive’s own choice with respect to this Separation Agreement or the Executive has knowingly and voluntarily chosen not to do so;

(c) The Executive freely, voluntarily and knowingly entered into this Separation Agreement after due consideration;

(d) The Executive had at least twenty-one (21) days to review and consider this Separation Agreement;

(e) If the Executive knowingly and voluntarily chooses to do so, the Executive may accept the terms of this Separation Agreement on or after the termination date but before the twenty-first (21st) day of the consideration period provided for above has expired;

(f) The Executive is signing this Separation Agreement on or after the Executive’s termination date;

(g) The Executive has a right to revoke this Separation Agreement by notifying __________ at the Company in writing within seven days of the Executive’s execution of this Separation Agreement. Unless revoked, this Separation Agreement will become effective on the eighth day following its execution;

(h) Changes to the Company’s offer contained in this Separation Agreement that are immaterial will not restart the consideration period;

(i) In exchange for the Executive’s waivers, releases and commitments set forth herein, including the Executive’s waiver and release of all claims arising under the ADEA and OWBPA, the payments, benefits and other considerations that the Executive is receiving pursuant to this Separation Agreement exceed any payment, benefit or other thing of value to which the Executive would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

(j) No promise or inducement has been offered to the Executive, except as expressly set forth herein, and the Executive is not relying upon any such promise or inducement in entering into this Separation Agreement.

THE EXECUTIVE REPRESENTS THAT THE EXECUTIVE HAS READ THE TERMS OF THIS SEPARATION AGREEMENT, THAT THIS SEPARATION AGREEMENT IS WRITTEN IN A MANNER THAT THE EXECUTIVE CAN UNDERSTAND AND THAT THE COMPANY HAS NOT MADE ANY REPRESENTATIONS CONCERNING THE TERMS OR EFFECTS OF THIS SEPARATION AGREEMENT OTHER THAN THOSE CONTAINED HEREIN.

THE EXECUTIVE FREELY AND VOLUNTARILY AGREES TO ALL THE TERMS AND CONDITIONS HEREOF, AND SIGNS THE SAME AS THE EXECUTIVE’S OWN FREE ACT.

I hereby execute this Separation Agreement as of ____________.

Executive